Exhibit 10.2

Severance Plan for Clorox Executive Committee Members
Amended and Restated Effective as of November 20, 2014

The Severance Plan for Clorox Executive Committee Members (the “Plan”) provides benefits in certain instances to Participants who are employed by The Clorox Company, a Delaware corporation (“Clorox”) or an Affiliate (as defined below) of Clorox (collectively, the “Company”) and whose employment is involuntarily terminated. The Plan was originally adopted effective as of May 19, 2010, and is hereby amended and restated for the first time effective as of November 20, 2014.

Article I Definitions

1.1 “Affiliate” means any corporation or other entity that, now or hereafter, directly or indirectly owns, is owned by, or is under common ownership with Clorox. A corporation or other entity shall be deemed to be “owned” by Clorox where Clorox owns more than fifty percent (50%) of the equity or other ownership interest in, or has the power to vote on or direct the affairs of, such corporation or other entity.

1.2 “Average Annual Bonus” means the average annual incentive bonus that the Participant received for the three (3) completed fiscal years immediately preceding the Separation Date, or the average annual incentive bonus that the Participant received for the actual number of completed fiscal years immediately preceding the Separation Date if less than three (3), under the Company’s Annual Incentive Plan (“AIP Plan”) and/or the Company’s Executive Incentive Compensation Plan (“EIC Plan”).

1.3 “Base Salary” means the annual base salary of the Participant immediately prior to termination of employment by the Company.

1.4 “Board” means the Board of Directors of Clorox.

1.5 “Bonus Target” means the annual bonus that the Participant would have received in a fiscal year under the AIP Plan and/or the EIC Plan, if the target goals had been achieved.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “General Release” means a general release of all claims substantially in the form attached as Exhibit 1, which may be amended by the Management Development and Compensation Committee of Clorox’s Board (the “Committee”) at its sole discretion from time to time.

1.8 “Medical Insurance Coverage” means any medical, dental, vision and prescription drug insurance coverage offered by the Company to its salaried employees.

1.9 “Misconduct” means any act or omission of the Participant through which he: (i) willfully neglects significant duties he is required to perform or willfully violates a material Company policy, and, after being warned in writing, continues to neglect such duties or continues to violate the specified Company policy; (ii) commits a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) acts (or omits to act) with gross negligence in the course of employment; (iv) fails to obey a lawful direction of the Board or, for Participants other than the Chief Executive Officer, a corporate officer to whom he reports, directly or indirectly; or (v) acts in any other manner inconsistent with the Company’s best interests and values.

No act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chief Executive Officer (with respect to Participants other than the Chief Executive Officer), or upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interests of the Company. The Participant shall not be deemed to have committed an act or omission of Misconduct unless and until the Committee determines that, in its good faith opinion, the Participant is guilty of conduct described in subparagraphs (i) through (v) above, and so notifies the Participant specifying the particulars thereof in detail.

1.10 “Participant” means a regular salaried employee of the Company scheduled to work more than twenty (20) hours per week who is a member of the Clorox Executive Committee (“CEC Member”), excluding an individual who is a CEC Member on account of service as the Executive Chairman.

1.11 “Section 409A” means Section 409A of the Code, and any related regulations or other guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service.

1.12 “Separation Date” means the last day a Participant is employed by the Company.

1.13 “SERP” means The Clorox Company Supplemental Executive Retirement Plan, as it may be amended from time to time.

1.14 “Specified Employee” means a Participant who, for purposes of Section 409A of the Code on the Separation Date, is classified as:

A. an officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty (50) officers of the Company shall be determined to be Specified Employees as of any Separation Date;

B. a five percent owner of the Company, regardless of compensation; or

C. a one percent owner of the Company having annual compensation from the Company of more than $150,000.

1.15 “Year of Service” means a consecutive or non-consecutive twelve-month period, including approved leaves of absence, beginning on the first date that a Participant performs an hour of service for the Company. If a Participant separates service from the Company and is rehired within a twelve-month period, any period of less than twelve consecutive months during which the Participant does not perform an hour of service will be counted when computing Years of Service. A twelve-month or longer period of separation will not be counted when computing Years of Service.

1.16 Other Definitions.

AIP Plan	Section 1.2
Bonus	Section 3.1(B)
CIC Severance Plan	Section 3.5
Claimant	Section 4.2
Clorox	Recital
COBRA	Section 3.1(D)
Committee	Section 1.7
Company	Recital
EIC Plan	Section 1.2
ERISA	Section 5.6
Other Benefits	Section 3.5
Plan	Recital
Plan Administrator	Section 4.1

Article II Termination of Employment

2.1 By Company for Misconduct. The Company may terminate the Participant's employment for Misconduct (as defined in Section 1.9 above) at any time in accordance with such definition. The Company shall pay the Participant the salary and other amounts (e.g., accrued but unused vacation) to which he is entitled by law through the Separation Date or under the terms of another compensation or benefit plan, program or arrangement sponsored by the Company, and thereafter the Company's obligations shall terminate. The Participant shall not be entitled to any unpaid AIP Plan and/or EIC Plan award(s) for the prior fiscal year or the fiscal year in which termination occurs, and the Participant shall not be entitled to any benefits under this Plan.

2.2 By Participant. The Participant may, after satisfying any obligation to provide advance written notice to the Company and continuing his employment until the end of such period, terminate his employment, for any reason or no reason. The Company shall pay the Participant the salary and other amounts (e.g., accrued but unused vacation) to which he is entitled by law through the end of the Participant's employment or under the terms of another compensation or benefit plan, program or arrangement sponsored by the Company, and thereafter the Company's obligations shall terminate. The Participant shall not be entitled to any benefits under this Plan.

2.3 By Company at Will. The Company may, at any time, with or without notice, and for any reason or no reason, terminate the Participant's employment. If the Company terminates the Participant’s employment other than for Misconduct or on account of disability, the severance payment provisions of Article III shall apply and the Company shall have no additional liability. The Company’s progressive discipline policy and practice do not apply to such terminations.

Article III Severance Benefits

3.1 A Participant whose employment with the Company is involuntarily terminated by the Company other than for Misconduct or on account of disability is entitled to receive the benefits described below:

A. An amount equal to two times the Participant’s Base Salary. In the case of the Chief Executive Officer, an amount equal to the sum of (i) two times the CEO’s Base Salary and (ii) two times the CEO’s Average Annual Bonus multiplied by 75%. Such amount(s) shall be paid as soon as reasonably practicable and, subject to Section 3.4, no later than thirty (30) days after the Separation Date.

B. An amount equal to:

# of days in the current fiscal year
Bonus	X	through the Separation Date	X	75%
365

Provided, however, that the amount under 3.1(B) shall not be multiplied by 75%, in the case of the Chief Executive Officer.

This amount under 3.1(B) will be paid after the close of the fiscal year at the same time that AIP and EIC Plan award payments are made to then employed executives; provided, however, that if the Participant is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Separation Date, such payments shall be made in accordance with Section 3.4 below. For purposes of this section, "Bonus" means a percentage of the Participant's Bonus Target for such fiscal year based upon the application of the overall corporate results factor and the division and/or functional results factor, if applicable, of the AIP and/or EIC Plan award calculation matrix. The Bonus will not be based on any personal objectives factor; thus, the individual modifier to be applied to the corporate and business and/or functional results, if any, will be calculated at 100%.

Provided, however, that if the Participant meets retirement eligibility on the Separation Date and thus is eligible to receive a prorated bonus (“Retirement Bonus”) in the year of separation in accordance with the terms of the Company’s AIP Plan, EIC Plan or any other plan adopted by the Company, the Company may determine, in its sole discretion, to either pay such Retirement Bonus or pay the amount calculated in accordance with this Section 3.1(B), but it shall not be obligated to pay both.

C. If the Participant as of the Separation Date is at least age 53 and has at least 8 Years of Service, and became eligible for participation in the SERP prior to its closure to new participants in April 2007, but has not reached age 55 and/or has less than 10 Years of Service, then for the purpose of determining early retirement eligibility and calculating the Early Retirement Benefit (including, but not limited to, determining the Normal Retirement Benefit, Early Retirement Date and any reduction factors used in calculating the Early Retirement Benefit) under the SERP the Participant’s age, if less than 55, will be deemed to be 55 years and 0 months on the Early Retirement Date and the Participant’s Years of Service, if less than 10, will be deemed to be 10. Under these circumstances, the Participant’s Early Retirement Benefit shall be calculated based upon the Participant’s Compensation (as defined in the SERP) earned on or prior to the Participant’s Separation Date.

D. The Company shall provide the Participant with the benefits described in either paragraph (i) or (ii) below, as follows:

(i)	if the Participant participated in a Company self-insured medical plan (which does not satisfy the requirements of Section 105(h)(2)) of the Code immediately prior to the Separation Date, then (a) the Participant shall have the right to continue in such plan for a period of up to two (2) years (as determined below) following the date on which his coverage would otherwise terminate under such plan on account of termination of employment (without for this purpose taking into account any health care continuation rights under COBRA (as defined below)) and (b) the Company shall pay to the Participant, or cause to have paid on the Participant's behalf, an amount equal to the Company's portion of the premiums payable for a period of up to two (2) years (as determined below) starting from the Separation Date, under the Company's group health plans for providing Medical Insurance Coverage to the Participant and to those family members covered through Participant under the Medical Insurance Coverage in effect at the time of the Separation Date. Such coverage described in (a) above shall be provided under the group health plans in which Participant and his covered family members are participating at the time of the Separation Date or subsequently elect in accordance with the Company's applicable established procedures. Subject to Section 3.4, the Company shall pay or cause to have paid all amounts due under Section 3.1(D)(i)(b) in up to two annual installments, with the first installment due or credited within thirty (30) days after the Separation Date and a subsequent installment being made or credited on the anniversary thereof; provided, however, that either installment shall be prorated or eliminated to the extent that the Participant becomes eligible for other health coverage through a subsequent employer or reaches the age of 65 years during the year covered by the installment; or

(ii)	if paragraph (i) above is not applicable (because the Participant participated in a health benefit program to which Section 105(h) of the Code is not applicable, such as the Company's HMO immediately prior to the Separation Date), the Company shall continue to provide benefits under such health plan on the same basis as for an employee of the Company, for a period of up to two (2) years (as determined below) starting from the Separation Date.

Each continued health benefit described herein shall cease upon the earliest of: (i) two years from the Separation Date; (ii) the Participant’s 65th birthday; or (iii) the Participant’s eligibility for the same type of health benefit (i.e., medical, dental or vision coverage) under a subsequent employer’s group health plans. Any period of participation hereunder shall not be subtracted from the period of months for which the Participant is eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). As such, upon the cessation of coverage under this Section 3.1(D), the Participant shall be entitled to elect continued coverage under COBRA (at the Participant's sole expense) for the full period the Participant would have otherwise been entitled to had the Participant's qualifying event (within the meaning of COBRA) occurred on the date of such cessation of coverage.

E. In addition, solely for purposes of determining eligibility for retiree Medical Insurance Coverage, the Participant shall be credited with two additional years of age and service as of the Separation Date. If, taking into account these additional credits, the Participant would meet the age and service requirements for non-subsidized or subsidized participation under the Company’s retiree Medical Insurance Coverage as and if offered to similarly situated former employees, the Participant shall have the right to continued participation under such retiree Medical Insurance Coverage on the same terms and conditions as for such former employees, including applicable retiree premium contributions from the Participant as in effect from time to time. Such right to participate shall apply from the time such coverage would otherwise terminate pursuant to Section 3.1(D) above and shall continue until the Participant attains age 65; thereafter the Participant may participate in the Company's post-65 retiree Medical Insurance Coverage as and if it may exist from time to time in the future, if he would be eligible to participate pursuant to the terms of that plan. The Company reserves the right to amend or eliminate retiree Medical Insurance Coverage and nothing in this paragraph guarantees such coverage.

3.2 A Participant shall not be entitled to the severance benefits set forth in this Article III if the Participant is terminated by the Company but continues to be employed by, or is offered employment with: (i) a third party or related entity in connection with an outsourcing of such Participant’s position to such third party or related entity; or (ii) any entity or individual that acquires all or any portion of the assets or operations of the Company, or that assumes responsibility for the performance of the obligations of all or any portion of the Company. Notwithstanding the foregoing, if the continued or offered employment referenced above in this Section 3.2 is in a location that is more than 50 miles from the Participant’s current principal work location, and the Participant elects not to continue or accept such employment, then the Participant shall be deemed to have been involuntarily terminated by the Company other than for Misconduct or on account of disability and therefore shall be entitled to severance benefits, pursuant and subject to the other terms of this Plan.

3.3 As a condition to receipt of the severance benefits set forth in this Article III, a Participant must execute a General Release within the time specified therein. If the Participant does not execute the General Release within the time provided, or having executed such General Release, effectively revokes the General Release, or fails to comply with his obligations and requirements under the General Release, then the Company will not be obligated to provide any benefits or payments of any kind to the Participant pursuant to this Plan and the Participant shall be obligated to return to the Company any payments or benefits previously provided to the Participant pursuant to this Plan.

3.4 Notwithstanding the foregoing, if the Participant is a Specified Employee on the Separation Date, all payments specified in this Article III that are subject to Section 409A but are not made by March 15 of the year immediately following the Separation Date, may be made to the extent that the amount does not exceed two times the lesser of (i) the sum of the Participant's annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the termination, or (ii) the maximum amount ($260,000 in 2014) that may be taken into account pursuant to Section 401(a)(17) of the Code for the year in which the Participant has terminated. Any amounts exceeding such limit, may not be made before the earlier of the date which is six (6) months after the Separation Date or the date of death of the Participant. Furthermore, any payments pursuant to this Article III shall be postponed until six (6) months following the end of any consulting period so long as the Participant continues to work on a consulting basis for the Company following termination and such consulting requires the Participant to work more than 20% of his average hours worked during the 36 months preceding his termination. Any payments that were scheduled to be paid during the six (6) month period following the Participant's Separation Date, but which were delayed pursuant to this Section 3.4, shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Participant's Separation Date (or, if earlier, the date of Participant's death). Any payments that were originally scheduled to be paid following the six (6) months after the Participant's Separation Date shall continue to be paid in accordance to their predetermined schedule.

3.5 Notwithstanding any other provision of this Plan to the contrary, any benefits payable to a Participant under this Plan shall be in lieu of any severance benefits payable by the Company to such individual under any other arrangement covering the individual, unless expressly otherwise agreed to by the Company in writing. Further, in the event that the Participant is entitled to receive severance benefits under any agreement or contract with the Company, excluding The Clorox Company Executive Change in Control Severance Plan (“CIC Severance Plan”); any plan, policy, program or other arrangement adopted or established by the Company; under the Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., or other applicable law providing for payments from Clorox or its subsidiaries or affiliates on account of termination of employment, including pay in lieu of advance notice of termination (“Other Benefits”), any severance benefits payable hereunder shall be reduced by the Other Benefits. In the event that the Participant becomes entitled to receive benefits under the CIC Severance Plan, any benefits payable thereunder shall be in lieu of any severance benefits payable under this Plan.

3.6 Recoupment in Event of Subsequently Discovered Misconduct. If, after the Separation Date of a Participant, the Company discovers the Participant had engaged in acts or omissions during the course of the Participant’s employment with the Company that meet the definition of Misconduct (as defined in Section 1.9 above, excluding any notice, prior written warning and other similar procedural terms of that definition), then the Plan Administrator may immediately cease the delivery of any further payments or benefits provided for under this Article III and shall be entitled to recoup from the Participant for the benefit of the Company any payments and/or the value of any benefits provided to the Participant described in this Article III, plus interest at the then prevailing prime rate.

Article IV Plan Administration and Claims

4.1 Plan Administration. The Committee shall serve as the person responsible for administration of this Plan ("Plan Administrator"). As the Plan Administrator, the Committee has full discretionary authority to administer and interpret this Plan, including discretionary authority to determine eligibility for participation and for benefits under this Plan and to correct errors. The Plan Administrator may delegate administrative duties to other Company personnel or to any other committee. Any such delegation will carry with it the full discretionary authority of the Plan Administrator to carry out these duties. Any determination by the Plan Administrator or its delegate will be final and conclusive upon all persons and shall be given the maximum deference allowed by law.

4.2 Claims Procedure. If an individual (“Claimant”) believes that he or she is entitled to a benefit under this Plan that is greater than the benefit about which the Claimant has received notice under this Plan, the Claimant may submit a written application to the Plan Administrator or its delegate within 90 days of having been denied such a benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days (180 days if the Plan Administrator (or its delegate) determines that an extension of time for processing is required and provides written notice to the Claimant) of the date that the Plan Administrator (or its delegate) receives the application. If the claim is denied in whole or in part, the notification will state specific reasons for the denial, reference this Plan provisions on which the denial is based, include a description of any additional materials or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and describe the Plan's claims review procedures. The Claimant will have 60 days to file an appeal of the denial with the Plan Administrator (or its delegate). This appeal will include the reasons for requesting an appeal, facts supporting the appeal and any other relevant comments. The Plan Administrator (or its delegate), operating pursuant to its discretionary authority to administer and interpret this Plan and to determine eligibility for benefits under the terms of this Plan, will generally make a final, written determination of the Claimant’s appeal within 60 days (120 days if the Plan Administrator (or its delegate) determines that an extension of time for processing is required and provides written notice to the Claimant) of receipt of the request for review. If the appeal is denied in whole or in part, the notification will state specific reasons for the denial, reference the Plan provisions on which the denial is based, and notify the Claimant of the right to initiate an arbitration proceeding in accordance with Section

4.3. The Claimant must exhaust the procedures set forth in this Section 4.2 before initiating an arbitration proceeding relating to a claim for benefits under this Plan in accordance with Section 4.3. Each Participant agrees as a condition of participating in this Plan that arbitration is the exclusive dispute resolution mechanism with respect to this Plan following a Claimant's exhaustion of the procedures described in this Section 4.2.

4.3 Arbitration. Within one (1) year following a Claimant's exhaustion of the procedures in Section 4.2, any remaining controversy relating to this Plan shall be settled by the Claimant and the Company solely pursuant to final and binding arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Failure by the Claimant to initiate arbitration within the one (1) year time period set forth above shall prevent the Claimant from any pursuit of such claim by any means, whether through arbitration or otherwise, and the resolution of such claim upon the completion of the claims procedure set forth in Section 4.2 shall be final and binding on Claimant and any and all successors in interest. The arbitrator shall determine whether to affirm or reverse the Plan Administrator's (or its delegate's) denial of the appeal, and shall reverse such denial if the Plan Administrator's (or its delegate's) decision was arbitrary or capricious. The arbitrator shall have no power to alter, add to, or subtract from any provision of this Plan. The arbitrator’s decision shall be final and binding on all parties, if warranted on the record and reasonably based on applicable law and the provisions of this Plan. The arbitrator shall have no power to award any damages that are not permitted by ERISA, and under no circumstances shall an award contain any amount that in any way reflects any of such types of damages. Each party shall bear its own attorney’s fees, but the Company shall bear the costs and expenses of arbitration (provided that if the Company prevails in the arbitration, the arbitrator may, in his or her discretion, require the Claimant to pay or reimburse the Company for all or a portion of such costs and expenses). The location of the arbitration shall be within fifty (50) miles of the last place of employment with the Company of the Participant with respect to whose potential Plan benefit the claim is brought. Service of legal process should be directed to the Legal Services Department of Clorox. Process may also be served on the Corporate Secretary of Clorox. Clorox’s employer identification number is 31-0595760. Clorox’s address and telephone number are: 1221 Broadway, Oakland, CA 94612, (510) 271-7000.

Article V Miscellaneous Provisions

5.1 Assignment. To the fullest extent permitted by law, Plan benefits are not assignable.

5.2 Death of Participant. If a Participant dies after an involuntary termination, the benefit that otherwise would have been payable to the Participant will be paid, in a single sum payment, as soon as administratively practicable to the Participant’s surviving spouse, or if there is no such spouse, to the Participant’s estate.

5.3 Compliance. Plan benefits are conditioned on a Participant’s compliance with any confidentiality agreement or release that the Participant has entered into with Clorox and/or with an Affiliate in addition to any other requirement or obligation set forth in this Plan or the General Release.

5.4 Amendment and Termination. The Board or the Committee, by a signed writing, may amend or terminate this Plan at any time, with or without notice; provided, however, that this Plan may not be amended or terminated to reduce or eliminate benefits that would otherwise be payable under this Plan to Participants who are entitled to benefits under Article III as of the date such amendment or termination is approved by the Board or the Committee, as applicable.

5.5 Continued Services. This Plan does not provide a Participant with any right to continue employment with the Company or affect the right of the Company to terminate the services of any individual at any time with or without cause.

5.6 Governing Law. This Plan is intended to be an unfunded welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent applicable and not preempted by ERISA, the laws of the State of California will govern this Plan.

5.7 Plan Year. This Plan’s fiscal records are maintained on a fiscal year basis with a June 30 year end.

5.8 Source of Payments. Benefits payable under this Plan are not funded and are payable only from the general assets of Clorox or the appropriate Affiliate.

5.9 Section 409A. To the extent applicable, it is intended that this Plan and any payment made hereunder shall comply with the requirements of Section 409A. Any provision that would cause this Plan or any payment hereunder to fail to satisfy Section 409A shall have no force or effect until amended to the minimum extent required to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

5.10 Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural. Any reference in this Plan to a Section of this Plan or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of this Plan, act, code, section, rule or regulation, as may be amended from time to time, or to any successor Section of this Plan, act, code, section, rule or regulation.

5.11 Severability. The provisions of this Plan are severable and in the event that a court of competent jurisdiction determines that any provision of this Plan is in violation of any law or public policy, in whole or in part, only the portions of this Plan that violate such law or public policy shall be stricken. All portions of this Plan that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intent of the Company under this Plan.

5.12 Notices. All notices or other communications required or permitted hereunder shall be made in writing. Notice shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing next day service by a recognized next day courier to the applicable address set forth below, or if mailed, three business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the applicable address set forth below. Notice given by facsimile shall be effective upon written confirmation of receipt of the facsimile.

If to the Participant:

To the residence address for the Participant last shown on the Company’s payroll records.

If to the Company:
The Clorox Company
1221 Broadway Oakland, California 94612
Attention: General Counsel
Fax: 510-271-1696

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

5.13 Waiver. No waiver of any breach of any term or provision of this Plan by the Company shall be construed to be, nor shall be, a waiver of any other breach of this Plan. No waiver shall be binding unless in writing and signed by the Company.

5.14 Tax Withholding. All amounts or benefits payable pursuant to this Plan shall be subject to such withholding taxes as may be required by law.

EXHIBIT 1
GENERAL RELEASE

This document is an important one. You should review it carefully and, if you agree to it, sign at the end on the line indicated.

You have 21 days to sign this Release, during which time you are advised to consult with an attorney regarding its terms.

After signing this Release, you have seven days to revoke it. Revocation should be made in writing and delivered so that it is received by the Corporate Secretary of The Clorox Company, 1221 Broadway, Oakland, CA 94612 no later than 4:30 p.m. on the seventh day after signing this Release. If you do revoke this Release within that time frame, you will have no rights under it. This Release shall not become effective or enforceable until the seven day revocation period has expired.

The agreement for payment of consideration in paragraph 2 will not become effective until the seven day revocation period has passed.

This GENERAL RELEASE is entered into between The Clorox Company (hereinafter referred to as "Employer") and _____________________ (hereinafter referred to as "Executive"). Defined terms used in this General Release not defined herein shall have the meaning set forth in the Severance Plan (as defined below). Employer and Executive agree as set forth herein, including as follows:

1. Executive's regular employment with Employer will terminate as of _________________, 20_. Executive is ineligible for reemployment or reinstatement with Employer.

2. Upon Executive's acceptance of the terms set forth herein, the Employer agrees to provide the Executive with compensation and benefits set forth in Article III of the Severance Plan for Clorox Executive Committee Members (the “Severance Plan”), which compensation and benefits shall be provided subject to the terms and conditions of the Severance Plan, a copy of which is attached to this General Release.

3. (a) In consideration of the Employer providing Executive this compensation, Executive and Executive's heirs, assignees and agents agree to release the Employer, all affiliated companies, agents and employees and each of their successors and assigns (hereinafter referred to as "Releasees") fully and finally from any claims, liabilities, demands or causes of action which Executive may have or claim to have against the Releasees at present or in the future, except for the following: (i) claims for vested benefits under the terms of an employee compensation or benefit plan, program or arrangement sponsored by the Company, (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds, (iii) claims related to Executive’s COBRA rights, and (iv) claims for indemnification to which Executive is or may become entitled, including but not limited to claims submitted to an insurance company providing the Company with directors and officers liability insurance. The claims released may include, but are not limited to, any tax obligations as a result of the payment of consideration referred to in paragraph 2, and claims arising under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act (ADEA) or claims growing out of any legal restrictions on the Employer's right to terminate its employees. Claims of discrimination, wrongful termination, age discrimination, and any claims other than for vested benefits are hereby released.

(b) By signing this document, Executive agrees not to file a lawsuit to assert such claims. Executive also agrees that if Executive breaches this provision, Executive will be liable for all costs and attorneys' fees incurred by any Releasee resulting from such action and shall pay all expenses incurred by a Releasee in defending any proceeding pursuant to this Section 3(b) as they are incurred by the Releasee in advance of the final disposition of such proceedings, together with any tax liability incurred by the Releasee in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Executive of an undertaking, by or on behalf of the Releasee, to repay all amounts so advanced to the extent the arbitrator in such proceeding affirmatively determines that the Executive is the prevailing party, taking into account all claims made by any party to such proceeding

4. By signing this document, Executive is also expressly waiving the provisions of California Civil Code Section 1542, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

By signing this document, Executive agrees and understands that Executive is releasing unknown as well as known claims related to Executive's employment in exchange for the compensation set forth above.

5. Executive agrees to maintain in complete confidence the terms of this Release, except as it may be necessary to comply with a legally compelled request for information. It is agreed since confidentiality of this Release is of the essence, damages for violation being impossible to assess with precision, that $10,000 is a fair estimate of the damage caused by each disclosure and is agreed to as the measure of damages for each violation.

6. Executive agrees that for a period of two years after termination of his employment, he shall not, for himself or any third party, directly or indirectly solicit for employment any person employed by the Employer, or any of its affiliates, during the period of such person's employment and for a period of one year after the termination of such person's employment with the Employer.

7. Executive's execution of this General Release and the absence of an effective revocation of such General Release by Executive shall constitute Executive's resignation from all offices, directorships and other positions then held with the Employer or any of its affiliates, and any other position held for the benefit of or at the request of the Employer or any of its affiliates, and Executive hereby agrees that this General Release constitutes such resignation. Executive also agree to execute a confirmatory letter of resignation if requested.

8. Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belong to the Employer and shall, if physically returnable, be promptly returned to the Employer upon termination of his employment. "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, computer media or materials, or copies thereof, and Proprietary Information. Following termination, the Executive will not retain any written or other tangible material containing any Proprietary Information. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Employer or any its affiliates, or to its clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive's possession or part of his general knowledge prior to his employment by the Employer; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Employer.

9. Following termination, Executive will continue to abide by the Employer's policy that prohibits discussing any aspect of the Employer's business with representatives of the press without first obtaining the permission of the Employer's public relations group.

10. Nothing in this General Release is intended to limit any remedy of the Employer under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

11. The provisions of this General Release are severable and in the event that a court of competent jurisdiction determines that any provision of this General Release is in violation of any law or public policy, in whole or in part, only the portions of this General Release that violate such law or public policy shall be stricken. All portions of this General Release that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this General Release shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intent of the Employer and Executive under this General Release.

12. Executive agrees to indemnify and hold Employer harmless from and against any tax obligations for which Executive may become liable as a result of this Release and/or payments made pursuant to the Severance Plan, other than tax obligations of the Employer resulting from the nondeductibility of any payments made pursuant to this Release or the Severance Plan.

13. Agreeing to this Release shall not be deemed or construed by either party as an admission of liability or wrongdoing by either party.

14. This Release, the Severance Plan and the plans of The Clorox Company referred to in the Severance Plan set forth the entire agreement between Executive and the Employer.

This Release is not subject to modification except in writing executed by both of the parties. The Clorox Company plan documents of plans referred to in the Severance Plans may be amended in accordance with the provisions of those plans.

Executive acknowledges by signing below that Executive has not relied upon any representations, written or oral, not set forth in this Release.

Executive

Dated:

THE CLOROX COMPANY

By:

Dated: